UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 25, 2005

GATX Corporation

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-2328 (Commission File) Number)	36-1124040 (IRS Employer Identification No.)

500 West Monroe Street Chicago, Illinois (Address of principal executive offices)	60661-3676 (Zip Code)

Registrant’s telephone number, including area code (312) 621-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 25, 2005, the Compensation Committee of the GATX Corporation (the “Company”) Board of Directors (the “Committee”) approved performance measures to be used to determine payments to the Company’s Executive Officers under the Company’s Cash Incentive Compensation Plan (“Cash Plan”) for 2005, and the Equity Incentive Compensation Plan (“Equity Plan”) for the 2005 — 2006 performance period. For purposes of Section 162(m) of the Internal Revenue Code, the Committee approved an objective performance goal for the Cash Plan and Equity Plan of total gross income less ownership costs. The Committee also approved subordinate goals for each plan which, if the objective performance goal is achieved, will determine the amounts paid under each plan. The subordinate goal (weighted from seventy percent (70%) to one hundred percent (100%)) approved by the Committee for the Cash Plan is net income measured against budget. The Cash Plan also contains qualitative performance measures (weighted from zero to thirty percent (30%)) based on specific strategic objectives related to the individual’s position with the Company. The Committee has likewise approved subordinate goals for restricted stock on the following measures under the Company’s Equity Plan: efficiency (viz., gross selling, general and administrative expenses divided by total assets), targeted credit rating upgrade, and investment volume, return on equity, return on assets and cost savings for certain portions of the Company’s businesses. Assigned weights for each goal under the Equity Plan vary from ten percent (10%) to thirty (30%) percent. After completion of the applicable performance period, the Committee will determine the extent to which the performance goals on each measure have been achieved and the amounts to be paid under each plan.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GATX CORPORATION

(Registrant)

/s/ Robert C. Lyons

Robert C. Lyons
Vice-President, Chief
Financial Officer
(Duly Authorized Officer)

Date: March 30, 2005